EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 19, 2013, but shall be effective, nunc pro tunc, as of January 1, 2013, by and between INLAND REAL ESTATE CORPORATION, a Maryland corporation (the “Company”), and William Anderson (the “Executive”).
RECITALS:
A.    The Company is a real estate investment trust which owns, operates and acquires neighborhood retail centers and community centers within an approximate 400 mile radius of its headquarters in Oak Brook, Illinois (the “Business”).
B.    Executive has served as the Company’s Vice President – Transactions pursuant to an employment agreement, effective as of January 1, 2012, by and between the Company and Executive and during his employment thereunder, Executive has demonstrated certain unique and particular talents and abilities with regard to the Business.
C.    The Company desires to continue to assure itself of the availability of the talents and abilities of Executive, by entering into a new employment agreement to become effective as of January 1, 2013.
D.    Executive desires to continue to be employed by the Company, subject to the terms, conditions and covenants hereinafter set forth.
E.    As a condition for the Company to enter into this Agreement, Executive has agreed to restrict his ability to enter into competition with the Company.
NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, Executive and the Company hereby agree as follows:
Article I
EMPLOYMENT
1.1    Employment.
(a)    The Company hereby employs and engages Executive, and Executive hereby accepts employment, upon the terms and conditions set forth in this Agreement. Effective as of January 1, 2013 (the “Effective Date”), Executive shall serve as Senior Vice President – Transactions with duties commensurate with such position and such other duties and responsibilities as assigned from time to time by the Company.
(b)    In addition, Executive shall provide advice, consultation and services to any other entities which control, are controlled by or are under common control with the Company now or in the future (collectively, “Affiliates”), as may be requested by the Company.

1.2    Activities and Duties During Employment. Executive represents and warrants to the Company that he is free to engage in full-time employment with the Company, and that he has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with his acceptance of his obligations under this Agreement, or the exercise of his reasonable commercial efforts as an employee of the Company. During the Employment Term (as defined below), Executive agrees:
(a)    to faithfully serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal and cooperative service to the Company and its Affiliates;
(b)    to comply with all reasonable rules and policies which are consistent with the terms of this Agreement and which, from time to time, may be adopted by the Company or its Affiliates; and
(c)    to devote all of his business time, attention and efforts to the faithful and diligent performance of his services to the Company and its Affiliates.
Article II
TERM
2.1    Term. The term of employment under this Agreement shall commence on the Effective Date and shall last through and including December 31, 2013 (the “Employment Term”) except as this Agreement may be terminated as provided in Section 2.2.
2.2    Termination. The Employment Term and employment of Executive may be terminated as follows:
(a)    By the Company immediately for Cause (as hereinafter defined).
(b)    By the Company immediately Without Cause (as hereinafter defined).
(c)    By Executive, immediately for Good Reason (as hereinafter defined).
(d)    By Company, immediately for Good Reason (as hereinafter defined).
(e)    Upon a Change of Control (as hereinafter defined)
(f)    By either party upon a determination of Total Disability (as hereinafter defined) of Executive.
(g)    Automatically, without the action of either party, upon the death of Executive.
(h)    Voluntarily by Executive.
(i)    On expiration of the Employment Term if not extended by the mutual consent of the Company and Executive.

2.3    Definitions of Termination Terms
(a)    For the purpose of this Agreement, “Cause” shall mean: (i) conduct amounting to fraud, embezzlement, disloyalty or illegal misconduct in connection with Executive’s duties under this Agreement and as an employee of the Company; (ii) conduct that the Company reasonably believes has brought the Company into substantial public disgrace or disrepute; (iii) failure to perform his duties hereunder as reasonably directed by the Company after providing written notice of the failure to Executive and Executive has failed to cure within ten (10) days of receiving notice; (iv) gross negligence or willful misconduct by the Executive with respect to the Company, its clients, its employees and its activities; or (v) material breach by the Executive of this Agreement or any other agreement to which Executive and the Company are a party or any material breach by the Executive of any written policy adopted by the Company concerning conflicts of interest, standards of business conduct or fair employment practices and any other similar matter, provided that the Company has provided written notice of the breach to Executive and Executive has failed to cure the breach within ten (10) days of receiving notice.
(b)    “Without Cause” shall mean any reason other than as defined as Cause or as otherwise defined herein.
(c)     By Executive for “Good Reason” will mean any of the following events which have not been cured within ten (10) days following the Company’s receipt of Executive’s written notice specifying the events or factors constituting Good Reason:
(i)    the Company requires Executive to relocate his principal residence to a location outside the Greater Chicago Metropolitan Area in order to perform his duties and responsibilities hereunder;
(ii)    the total amount of Executive’s base salary and other compensation and benefits received is less than the total amount of the base salary and other compensation and benefits to which Executive is entitled pursuant to Section 3.1 and Subsections (a) through (h) of Section 3.2 of this Agreement (except to the extent any reduction is required by applicable law, rule or regulation); or
(iii)    a material breach by the Company of the provisions of this Agreement;
(d)    By Company for “Good Reason” shall mean the failure of Executive to achieve personal goals and objectives as mutually agreed upon between the named Executive and the Board of Directors or the Compensation Committee.
(e)    “Change of Control” shall mean any of the following events:
(i)    the members of IRC’s board of directors as of the date of this Agreement fail to constitute a majority of the members of the board; provided, however, that any individual becoming a member of the board who is nominated or appointed to the board seat on the recommendation and approval of IRC’s Nominating and Corporate Governance Committee shall be treated as if he or she were a member of the board as of the date of this Agreement;
(ii)    the disposition by IRC of all, or substantially all, of the assets of IRC; or
(iii)    the termination and liquidation of IRC; and
(iv)    following a Change of Control, the assignment to Executive of duties which constitute a material reduction in Executive’s title or authority and which are materially inconsistent with Executive’s position as contemplated by this Agreement; or
(v)    following a Change of Control, the termination of Executive within a one year period.
(f)        For purposes of this Agreement, Executive shall be determined to have a “Total Disability” upon the determination of a physician, acceptable to the Company and Executive that Executive is unable, by reason of accident or illness, to substantially perform his duties or is expected to be in the condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. Nothing herein shall limit Executive’s right to receive any payments to which Executive may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of Total Disability prior to termination hereunder, Executive shall continue to receive his full compensation (including base salary) and benefits.
(g)    “Voluntarily by Executive” shall mean the Executive resigns of his or his own volition.
(h)    “Expiration” of the Employment Term means this Agreement does not automatically extend beyond the term set forth herein and may only be extended by a mutually agreed upon written instrument between the parties.

Article III
COMPENSATION AND BENEFITS
3.1    Compensation.
(j)    Base Salary. During the Employment Term, the Company shall pay Executive a base salary of $290,000 per annum in cash (the “Base Cash Salary”) and a deferred compensation component in the amount of $15,000 of restricted shares of IRC common stock (as measured by the average of the high and low trading price as reported by the New York Stock Exchange on the date of grant) which shall vest at a rate of twenty percent (20%) per year over a five (5) year period (the “Base Compensation Shares”).

(k)    Annual Incentive Bonus. The Company shall, in addition to Executive’s Base Cash Salary and Base Compensation Shares, pay Executive an Annual Incentive Bonus, which shall be payable within 120 days of the end of each fiscal year in accordance with the formula set forth on Exhibit A, attached hereto and made a part hereof.
(l)    Annual Long Term Share Award. No later than June 30 of each fiscal year during the Employment Term, the Company shall grant Executive an Annual Long Term Share Award consisting of shares of the common stock of IRC (the “Long Term Shares” and together with the Base Compensation Shares, the “Restricted Shares”), subject to the conditions set forth below and in accordance with Exhibit B, attached hereto and made a part hereof. Twenty percent (20%) of any Long Term Shares granted hereunder shall vest on each successive yearly anniversary of the grant of the Long Term Shares.
3.2    General Compensation and Benefits Rules and Guidelines.
(a)    All Restricted Shares shall be issued under, and in accordance with, IRC’s 2005 Equity Award Plan (the “2005 Equity Award Plan”); to the extent the terms of any Restricted Shares granted pursuant to this Agreement conflict with the terms of the 2005 Equity Award Plan, the terms of the 2005 Equity Award Plan shall apply to the minimum extent necessary to eliminate the conflict. Executive shall be the record owner of any Restricted Shares granted hereunder; provided that any Restricted Shares that have not yet vested shall be forfeited and redeemed by the Company, without any further action on the part of the Company or the Executive, if Executive is no longer employed by the Company for any reason, other than in connection with a termination as expressly provided for in Section 3.3 hereof, Executive may not sell, transfer, hypothecate, pledge or assign any Restricted Shares which have not vested.
(i)    Upon the occurrence of any forfeiture of Restricted Shares, Executive shall immediately take all actions necessary to permit the Company to redeem any forfeited Restricted Shares.
(ii)    Unless forfeited, Executive may exercise all rights of a stockholder, including the right to vote and receive dividends with respect to any Restricted Shares granted Executive.
(iii)    All Restricted Shares which may be issuable hereunder shall be issued in reliance upon the following representations, warranties and agreements of Executive, each of which shall be true and correct as of the date of issuance and each of which shall survive the termination of this Agreement.
(b)    Executive acknowledges that the Restricted Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective registration statement on Form S-8 (file no. 333-128624);
(c)     Executive acknowledges that once the Restricted Shares have been issued to Executive, the common stock may not be subsequently transferred or sold by Executive except in compliance with the registration requirements of federal and state securities law or exemptions therefrom;
(d)    Executive acknowledges that an investment in the IRC’s common stock is subject to significant risk, including the risks described, from time to time, in IRC’s annual reports on Form 10‑K. Executive represents and warrants that he has such knowledge and expertise in financial and business matters as to be capable of evaluating the merits and risks of an investment in IRC’s common stock and the ability to bear the economic risk of the investment; and
(e) Executive represents and warrants that he has had the opportunity to ask questions of the Company concerning its business and to obtain any information which he considers necessary to verify the accuracy of or to amplify upon the Company’s disclosures and that all questions which have been asked have been answered by the Company to Executive’s satisfaction.
(f)    Payment. All Base Cash Salary due Executive hereunder shall be paid in accordance with the general payroll payment practice of the Company for executive level employees; except that any payment relating to the termination of Executive shall be paid as a lump sum payment within thirty (30) days of termination.
(g)    Business Expenses.
(i)    Reimbursement. The Company shall reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with the performance of his duties hereunder. The reimbursement of business expenses will be governed by the policies for the Company as they are in effect from time to time during the term of this Agreement.
(ii)    Accounting. Executive shall provide the Company with an accounting of any expenses, for which reimbursement is sought including a description of the purpose for which each expense was incurred. Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as may be required by Company to conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to Executive within a reasonable time after receipt by the Company of appropriate documentation required by the Company.
(h)    Other Benefits. The Company shall provide Executive with such retirement benefits and group health and other insurance coverage at such levels and on such terms as the Company generally provides to its executive level employees in accordance with its Company-sponsored benefit plans as they are in effect from time to time during the term of the Agreement.
(i)    Compensation Upon Termination. If Executive’s employment hereunder and this Agreement is terminated in accordance with the provisions of Article II, the Company will be obligated to provide to Executive compensation and benefits, in lieu of any severance under any severance plan that the Company may then have in effect, and subject to setoff for any amounts owed by Executive to the Company or any affiliate of the Company by reason of any contract, agreement, promissory note, advance, failure to return Company property or loan document, as set forth in Section 3.3.
3.3     Benefits Following Termination of Executive
(a)    Upon Termination by Company for Cause. If Executive’s employment hereunder and this Agreement is terminated under Section 2.2(a), within thirty (30) days of the date of such termination, the Company will pay Executive:
(i)    any Base Cash Salary that has been accrued but not paid as of the date of termination (the “Accrued Base Cash Salary”);
(ii)    any compensation for unused vacation days accrued as of the termination date in an amount equal to Executive’s Base Cash Salary multiplied by a fraction, the numerator of which is the number of accrued unused vacation days and the denominator of which is 360 (the “Accrued Vacation Payment”);
(iii)    any expenses incurred by Executive prior to the date of termination that may be reimbursed pursuant to this Agreement (the “Accrued Reimbursable Expenses”); and
(iv)    any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs exclusive of any Restricted Shares or Annual Stock Options (the “Accrued Benefits”), together with any benefits required to be paid or provided under applicable law.
In addition, if Executive’s employment and this Agreement are terminated under Sections 2.2(a), any Restricted Shares issued to Executive which have not yet vested shall immediately be forfeited by Executive.
(i)    Upon Termination by Company Without Cause. If Executive’s employment hereunder and this Agreement is terminated under Section 2.2(b), within thirty (30) days of the date of such termination, the Company will pay Executive:
(i)    any Accrued Base Cash Salary;
(ii)    any Accrued Vacation Payment;
(iii)    any Accrued Reimbursable Expenses;
(iv)    any Accrued Benefits, together with any benefits required to be paid or provided under applicable law;
(v)    an amount equal to the sum of (1) either (a) the prorated portion of the Annual Incentive Bonus that Executive received for the last fiscal year completed prior to termination equal to the relevant Annual Incentive Bonus multiplied by a fraction, the numerator of which is the number of days in the current year up to the date of termination and the denominator of which is 360, or (b) if the termination occurs in the first year of the Employment Term, then the prorated portion of the Annual Incentive Bonus as if the target bonus was received for that year but otherwise calculated in the same fashion as in (a) above and (2) any Annual Incentive Bonus that has been determined for the prior completed fiscal year but not yet paid (the sum of (1) and (2), the “Accrued Bonus”); and
(vi)    an amount equal to the sum of: (A) Executive’s then current per annum Base Cash Salary; plus (B) an amount equal to the Annual Incentive Bonus which was earned by Executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment to Executive pursuant to this Section shall in no event exceed an amount which would cause Executive to receive an “excess parachute payment” as defined in the Internal Revenue Code of 1986, as amended (the “Code”).
In addition, if Executive’s employment and this Agreement are terminated under Section 2.2 (b), any Restricted Shares issued to Executive which have not yet vested shall immediately vest and shall no longer be subject to forfeiture by Executive.

(j)    Upon Termination by the Executive for Good Reason. If Executive’s employment hereunder and this Agreement is terminated under Section 2.2 (c), within thirty (30) days of the date of such termination, the Company will pay Executive:
(i)    any Accrued Base Cash Salary;
(ii)    any Accrued Vacation Payment;
(iii)    any Accrued Reimbursable Expenses;
(iv)    any Accrued Benefits, together with any benefits required to be paid or provided under applicable law;
(v)    any Accrued Bonus; and
(vi)    an amount equal to the sum of: (A) Executive’s then current per annum Base Cash Salary; plus (B) an amount equal to the Annual Incentive Bonus which was earned by Executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment to Executive pursuant to this Section shall in no event exceed an amount which would cause Executive to receive an “excess parachute payment” as defined in the Internal Revenue Code of 1986, as amended (the “Code”).
In addition, if Executive’s employment and this Agreement are terminated under Section 2.2 (c), any Restricted Shares issued to Executive which have not yet vested shall immediately vest and shall no longer be subject to forfeiture by Executive.

(k)    Upon Termination by Company for Good Reason. If Executive’s employment hereunder and this Agreement is terminated under Section 2.2 (d), for Executive’s failure to achieve personal goals and objectives that have been mutually agreed upon between Company and Executive, within thirty (30) days of the date of such termination, the Company will pay Executive:
(i)    any Accrued Base Cash Salary;
(ii)    any Accrued Vacation Payment;
(iii)    any Accrued Reimbursable Expenses;
(iv)    any Accrued Benefits, together with any benefits required to be paid or provided under applicable law;
(v)    any Accrued Bonus; and
(vi)    an amount equal to .50 times the sum of: (A) Executive’s then current per annum Base Cash Salary; plus (B) an amount equal to the Annual Incentive Bonus which was earned by Executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment to Executive pursuant to this Section shall in no event exceed an amount which would cause Executive to receive an “excess parachute payment” as defined in the Internal Revenue Code of 1986, as amended (the “Code”).
In addition, if Executive’s employment and this Agreement are terminated under Section 2.2 (d), any Restricted Shares issued to Executive which have not yet vested shall immediately be forfeited by Executive.

(l)    Upon Termination within one year of a Change of Control. If Executive’s employment hereunder and this Agreement is terminated under Section 2.2(e), within thirty (30) days of the date of such termination the Company will pay Executive:
(i)    any Accrued Base Cash Salary;
(ii)    any Accrued Vacation Payment;
(iii)    any Accrued Reimbursable Expenses;
(iv)    any Accrued Benefits, together with any benefits required to be paid or provided under applicable law;
(v)    any Accrued Bonus; and
(vi)     an amount equal to 2 times the sum of: (A) Executive’s then current per annum Base Cash Salary; plus (B) an amount equal to the Annual Incentive Bonus which was earned by Executive for the fiscal year immediately preceding the year of termination; plus (C) the aggregate dollar value of each of the Annual Long Term Share Award that was granted to Executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment to Executive pursuant to this Section shall in no event exceed an amount which would cause Executive to receive an “excess parachute payment” as defined in the Code.
In addition, if Executive’s employment and this Agreement are terminated under Section 2.2 (e) any Restricted Shares issued to Executive which have not yet vested shall immediately vest and shall no longer be subject to forfeiture by Executive
(m)    Upon Termination for Death or Total Disability. If Executive’s employment hereunder and this Agreement is terminated by reason of his death or Total Disability, under Sections 2.2(f) or (g), then within thirty (30) days of the date of termination the Company will pay Executive (or his estate or beneficiaries):
(i)    any Accrued Base Cash Salary;
(ii)    any Accrued Vacation Payment;
(iii)    any Accrued Reimbursable Expenses;
(iv)    any Accrued Benefits, together with any benefits required to be paid or provided in the event of Executive’s death or Total Disability under applicable law; and
(v)    any Accrued Bonus.
In addition, if Executive’s employment and this Agreement are terminated under Sections 2.2(f) or (g), any Restricted Shares or Annual Stock Options issued to Executive under this Agreement which have not yet vested shall immediately vest and shall no longer be subject to forfeiture.
(h)    Upon Termination Voluntarily by Executive. If Executive’s employment hereunder and this Agreement is terminated under Section 2.2(h), within thirty (30) days of the date of such termination, the Company will pay Executive:
(i)    any Accrued Base Cash Salary;
(ii)    any Accrued Vacation Payment;
(iii)    any Accrued Reimbursable Expenses; and
(iv)    any Accrued Benefits, together with any benefits required to be paid or provided under applicable law.
In addition, if Executive’s employment and this Agreement are terminated under Section 2.2(h), any Restricted Shares issued to Executive which have not yet vested shall immediately be forfeited by Executive.

3.1    Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of termination, and shall only survive as expressly provided for herein. Executive’s right to receive moneys earned but not yet paid shall survive the termination of this Agreement.
Article IV
COVENANTS MADE BY EXECUTIVE
4.1    General. Executive acknowledges that the covenants set forth in this Article IV are reasonable in scope and essential to the preservation of the business and the goodwill of the Company, and are consideration for the amounts to be paid to Executive hereunder. Executive also acknowledges that the enforcement of the covenants set forth in this Article IV will not preclude Executive from being gainfully employed in a reasonably comparable position.
4.2    Non-Disclosure of Confidential Information. Executive hereby acknowledges and agrees that the duties and services to be performed by Executive under this Agreement are special and unique and that as a result of his employment by the Company hereunder Executive has developed over time and will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company’s industry, including but not limited to, certain records, secrets, documentation, software programs, price lists, ledgers and general information, employee records, mailing lists, shareholder lists, tenant lists and profiles, prospective customer, acquisition candidate or tenant lists, accounts receivable and payable ledgers, financial and other records of the Company or its Affiliates, information regarding its shareholders, tenants or joint venture partners, and other similar matters (all such information being hereinafter referred to as “Confidential Information”). Executive further acknowledges and agrees that the Confidential Information is of great value to the Company and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company and the Affiliates. Accordingly, Executive hereby agrees that:
(a)    Executive will not, during the Employment Term or for a period of two (2) years following the expiration, directly or indirectly, except in connection with Executive’s performance of his duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company or any Affiliate, divulge to any person, firm, corporation, limited liability company, partnership or organization, or any affiliated entity (hereinafter referred to as “Third Parties”), or use or cause or authorize any Third Parties to divulge or use, the Confidential Information, except as required by law; and
(b)    Upon the termination of the Employment Term and this Agreement for any reason whatsoever, Executive shall deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, keys, data and other documents and materials belonging to the Company or its Affiliates which is in his possession or under his control relating to the Company or its Affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon termination, any other property of the Company or its Affiliates which is in his possession or under his control.

4.3    Non-Solicitation. Executive hereby covenants and agrees that, except as permitted by the Company, during the Employment Term, and any extensions thereof, and for a period of one (1) year following the expiration, termination or extension of this Agreement, Executive shall not, (i) directly or indirectly divert, take away, solicit or interfere with or attempt to divert, take away, solicit or interfere with any present or prospective customer, except on behalf of the Company as an employee thereof; (ii) directly or indirectly solicit, induce, influence or attempt to solicit, induce or influence any employee or agent of the Company to leave his employment or engagement with the Company, or offer employment or engagement to or employ or engage any such employee of the Company, or assist or attempt to assist any such employee of the Company in seeking other employment; (iii) knowingly make or participate in any “solicitation” of “proxies” or “consents” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or make proposals for approval of the Company’s stockholders; (iv) knowingly form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company’s securities; (v) otherwise knowingly act to control or seek to control the management, board of directors or policies of the Company (except with respect to actions taken solely in Executive’s capacity as an officer of the Company in the exercise of his fiduciary duties; or (vi) make any agreement to do any of the foregoing to the extent restricted thereby. As used in this Article IV the term “Company” shall mean the Company or any Affiliate thereof.
4.4    Non-hiring Agreement. Executive hereby covenants and agrees that for a period of one (1) year following the expiration, termination or extension of this Agreement, Executive shall not directly or indirectly divert, take away, solicit or interfere with or attempt to hire, employ, solicit or interfere with any present or prospective employee of the Company.
4.5    Covenant Not to Compete. Executive hereby covenants and agrees that, except as permitted by the Company, during the Employment Term, and any extensions thereof, and for a period of one (1) year following the expiration, termination or extension of this Agreement, Executive shall not, directly or indirectly alone, together or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor or in any other capacity, engage in, have any financial interest in or be in any way connected or affiliated with, or render advice or services to, a real estate investment trust focusing on retail real estate within a 400 mile radius of Oak Brook, Illinois, other than as an employee of The Inland Group, Inc. (“TIGI”) or an affiliate of TIGI or otherwise on behalf of the Company as an employee thereof or such other business as may be permitted by the Company in writing. This limitation on competition shall only apply to real estate investment trusts.
4.6.    Non-disparagement. Executive hereby covenants and agrees that for a period of two (2) years following the expiration, termination or extension of this Agreement, Executive shall not, directly or indirectly in any manner disparage, demean or defame or by other means take action which is or intended, or could reasonably be expected, to be detrimental to the Company or an Affiliate or their respective employees or operations.
4.1    Remedies.
(n)    Injunctive Relief. Executive expressly acknowledges and agrees that the business of the Company is highly competitive and that a violation of any of the provisions of Article IV would cause immediate and irreparable harm, loss and damage to the Company or an Affiliate not adequately compensable by a monetary award. Executive further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company’s right or ability to collect money damages, Executive agrees that any actual or threatened violation of any of the provisions of Article IV may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, upon twenty-four (24) hour notice and without bond.
(o)    Enforcement. Executive expressly acknowledges and agrees that the provisions of Article IV shall enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Article IV shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be: (i) deemed amended to delete therefrom such portions so adjudicated; or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.
Article V
MISCELLANEOUS
5.1    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one (1) business day following deposit with a recognized overnight courier service; provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:
5.2    To Executive at his home address.

To the Company at:	Inland Real Estate Corporation 2901 Butterfield Road Oak Brook, Illinois 60523 Attn: Mark Zalatoris, President and Chief Executive Officer

With a copy to:	Inland Real Estate Corporation 2901 Butterfield Road Oak Brook, Illinois 60523 Attn: Beth Sprecher Brooks, Senior Vice President and General Counsel

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.
5.3    Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter thereof. No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.
5.4    Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors and legal representatives of Executive and the successors, assignees and transferees of the Company and its current or future Affiliates. This Agreement or any right or interest hereunder may not be assigned by Executive.
5.5    No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.
5.6    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.
5.7    Compliance and Headings. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.
5.8    Governing Law. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of Illinois without regard to its conflicts of law provisions, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be in Chicago, Illinois.
5.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

5.10    No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any provisions of this Agreement.
5.11    Enforcement. In the event either of the parties to this Agreement shall bring an action against the other party with respect to the enforcement or breach of any provision of this Agreement, the prevailing party in such action shall recover from the non-prevailing party the costs incurred by the prevailing party with respect to such action including court costs and reasonable attorneys’ fees.
5.12    Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.
INLAND REAL ESTATE CORPORATION,
a Maryland corporation
By:    /s/ Mark Zalatoris
Name: Mark Zalatoris
Its:     President and Chief Executive Officer

EXECUTIVE
By:    /s/ William Anderson
Name: William Anderson

EXHIBIT A
(FORMULA FOR DETERMINING ANNUAL CASH INCENTIVE BONUS)

I.
The Executive’s Annual Cash Incentive Bonus (“ACIB”) shall be determined in part by two different criteria (set forth below) based on the performance of IRC when compared to the performance of a peer group of companies measured to either a Target or High level of performance and to a third criteria of individual performance (based on attainment of personal goals) as evaluated by the Company’s Chief Executive Officer.

•
IRC will have achieved a Target level of performance for FFO growth if IRC’s annual growth in FFO per fully-diluted share for the completed fiscal year immediately preceding the year in which the ACIB is calculated, when compared to FFO per fully-diluted share for the next preceding completed fiscal year, is not less than 100% of the median FFO growth rate for the applicable year as published by NAREIT for the Retail REIT Shopping Center subsector of the NAREIT Equity REIT Total Return Index (or, if not then in existence, a comparable retail REIT shopping center index mutually agreeable to the Company and Executive). IRC will have achieved a Target level of performance for Total Shareholder Return if IRC’s Total Shareholder Return (as defined below) per share for the completed fiscal year immediately preceding the year in which the ACIB is calculated, is not less than 100% of the median Total Shareholder Return for the applicable year as published by NAREIT for the Retail REIT Shopping Center Index.

•
IRC will have achieved a High level of performance for FFO growth if IRC’s annual growth in FFO per fully-diluted share for the completed fiscal year immediately preceding the year in which the ACIB is calculated, when compared to FFO per fully-diluted share for the next preceding completed fiscal year, is not less than 130% of the median FFO growth rate for the applicable year as published by NAREIT for the Retail REIT Shopping Center subsector of the NAREIT Equity REIT Total Return Index (or, if not then in existence, a comparable retail REIT shopping center index mutually agreeable to the Company and Executive). IRC will have achieved a High level of performance for Total Shareholder Return if IRC’s Total Shareholder Return (as defined below) per share for the completed fiscal year immediately preceding the year in which the ACIB is calculated, is not less than 130% of the median Total Shareholder Return for the applicable year as published by NAREIT for the Retail REIT Shopping Center Index.

•
For purposes of calculating ACIB, “FFO” shall have the same meaning ascribed to that term in IRC’s annual report on Form 10-K as filed with the SEC for the year in which the bonus is to be calculated. “Total Shareholder Return” shall mean the sum of : 1) the change in the IRC stock price from January 1, 2013 to December 31, 2013 (as expressed as a percentage), plus 2) the dividend yield paid during 2013 (as expressed as a percentage by dividing dividends paid in 2013 divided by the IRC stock price as of January 1, 2013).

Subject to Section II below, if IRC achieves a Target level of performance in each of the two named criteria, the Executive’s Company performance related ACIB will equal a total of 12% of Executive’s Base Cash Salary for the applicable year (or 6% for each of the criteria achieved). If IRC achieves a High level of performance in each of the two named criteria, the Executive’s company performance related ACIB will equal a total of 18% of Executive’s Base Cash Salary for the applicable year (or 9% for each of the criteria achieved), subject to any additional amount awarded pursuant to Section II below.
It is recognized that of the two criteria, both may not fall into the same level of performance, but rather one may be at a Target level and the other at a High level (or not achieve either level). Executive is entitled to an award for each of the three (3) performance level metric that may be achieved.
II.    The Executive’s ACIB component related to personal performance will be awarded up to a maximum of 9% of the Executive’s Base Cash Salary for the applicable year. This third component shall be dependent upon the Executive achieving personal goals and objectives with respect to his individual performance, as agreed by the Executive and IRC’s chief executive officer at the beginning of the applicable year.
The Executive’s Total Annual Cash Incentive Bonus for the applicable year shall be determined by adding these three (3) components.

.

EXHIBIT B
(FORMULA FOR DETERMINING ANNUAL AWARD OF LONG TERM SHARES)

I.
The Executive’s Annual Award of Long Term Restricted Shares (“LTRS”) shall be determined in part by two different criteria (set forth below) based on the performance of IRC when compared to the performance of a peer group of companies measured to either a Target or High level of performance and to a third criteria of individual performance (based on the attainment of personal goals) as evaluated by the Company’s Chief Executive Officer.

•
IRC will have achieved a Target level of performance for FFO growth if IRC’s annual growth in FFO per fully-diluted share for the completed fiscal year immediately preceding the year in which the grant of Long Term Shares is calculated, when compared to FFO per fully-diluted share for the next preceding completed fiscal year, is not less than 100% of the median FFO growth rate for the applicable year as published by NAREIT for the Retail REIT Shopping Center subsector of the NAREIT Equity REIT Total Return Index (or, if not then in existence, a comparable retail REIT shopping center index mutually agreeable to the Company and Executive). IRC will have achieved a Target level of performance for Total Shareholder Return if IRC’s Total Shareholder Return (as defined below) per share for the completed fiscal year immediately preceding the year in which the LTRS is calculated, is not less than 100% of the median Total Shareholder Return for the applicable year as published by NAREIT for the Retail REIT Shopping Center Index.

•
IRC will have achieved a High level of performance for FFO growth if IRC’s annual growth in FFO per fully-diluted share for the completed fiscal year immediately preceding the year in which the grant of Long Term Shares is calculated, when compared to FFO per fully-diluted share for the next preceding completed fiscal year, is not less than 130% of the median FFO growth rate for the applicable year as published by NAREIT for the Retail REIT Shopping Center subsector of the NAREIT Equity REIT Total Return Index (or, if not then in existence, a comparable retail REIT shopping center index mutually agreeable to the Company and Executive). IRC will have achieved a High level of performance for Total Shareholder Return if IRC’s Total Shareholder Return (as defined below) per share for the completed fiscal year immediately preceding the year in which the LTRS is calculated, is not less than 130% of the median Total Shareholder Return for the applicable year as published by NAREIT for the Retail REIT Shopping Center Index.

•
For purposes of calculating the LTRS grant, “FFO” shall have the same meaning ascribed to that term in IRC’s annual report on Form 10-K as filed with the SEC for the year in which the LTRS is to be calculated. “Total Shareholder Return” shall mean the sum of : 1) the change of the IRC stock price from January 1, 2013 to December 31, 2013 (as expressed as a percentage), plus 2) the dividend yield paid during 2013 (as expressed as a percentage of dividends paid in 2013 divided by the IRC stock price as of January 1, 2013).

Subject to Section II. below, if IRC achieves a Target level of performance in each of the two named criteria, the Executive’s LTRS grant will equal the number of shares equal to the quotient of (1) 20% (or 10% for each of the criteria achieved) of the Executive’s Base Cash Salary for the applicable year, divided by (2) the average of the high and low trading price as reported by the New York Stock Exchange on the date of grant. If IRC achieves a High level of performance in each of the two named criteria, the Executive’s LTRS grant will equal the number of shares equal to the quotient of (1) 32% (or 16% for each of the criteria achieved) of the Executive’s Base Cash Salary for the applicable year, divided by (2) the average of the high and low trading price as reported by the New York Stock Exchange on the date of grant, ), subject to any additional number of shares to be awarded pursuant to Section II below.
It is recognized that of the two criteria, both may not fall into the same level of performance, but rather one may be at a Target level and the other at a High level (or not achieve either level). Executive is entitled to an award for each of the three (3) performance level metrics that may be achieved.

II.
The Executive’s LTRS component related to personal performance will be awarded up to a maximum of 16% of the Executive’s Base Cash Salary for the applicable year.     This third component shall be dependent upon the Executive achieving personal goals and objectives with respect to his individual performance, as agreed by the Executive and IRC’s chief executive officer at the beginning of the applicable year.

The Executive’s Total Annual Award of Long Term Restricted Shares for the applicable year shall be determined by adding these three components.